BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MINUTES OF THE 106th EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: November 19, 2014 at 6:00 p.m. at Rua Hungria, 1400 – 5th floor in the city and state of São Paulo via conference call. CHAIR: Abilio Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: the full complement of effective members of the Board. RESOLUTIONS ADOPTED: Operation in Kuwait – On August 2, 2014, the Company signed a Binding Offer (“Offer”) with Alyasra Food Company W.L.L. ("Alyasra"), the Company’s current distributor in Kuwait, for the acquisition of 75% of Alyasra’s frozen food distribution business to the retail sector based on an enterprise value of US$160 million. The Offer reflects BRF’s strategic plan of internationalizing the Company, accessing local markets, through processing and distribution, strengthening BRF’s brands and broadening the range of the product portfolio in the Middle East. The conditions established in the offer now having been attended and complied with, and conditional on a final review of the agreements by the internal and outside lawyers, the Board of Directors hereby authorizes the Board of Executive Officers with immediate effect to sign the following agreements in order to conclude the acquisition of the Business: Share Purchase Agreement; Shareholder´s Agreement; Supply Agreement – Retail; Supply Agreement – Food Service; Share Services Agreement; Storage Agreement, all through the Austrian subsidiary, BRF GmbH. Completion of the acquisition of the Business is subject to certain conditions in the Share Purchase agreement. São Paulo-SP, November 19, 2014. This was unanimously approved by the Board Directors. Abilio Diniz, Chairman; Sergio Ricardo Silva Rosa, Vice Chairman; Eduardo Silveira Mufarej; José Carlos Reis Magalhães Neto; Luis Carlos Fernandes Afonso; Luiz Fernando Furlan; Manoel Cordeiro Silva Filho; Vicente Falconi Campos; Walter Fontana Filho.

Edina Biava

Secretary